                                                                 EXHIBIT 10.28

                            MEMORANDUM OF UNDERSTANDING


     THIS MEMORANDUM OF UNDERSTANDING (this "Memorandum"), dated April 5, 1996, is made and entered into by and among PINNACLE AUTOMATION, INC., a Delaware corporation ("Pinnacle"), ALVEY SYSTEMS, INC., a Delaware corporation ("Alvey"), WHITE STORAGE & RETRIEVAL SYSTEMS, INC., a New Jersey corporation (the "Company"), and DONALD J. WEISS, an individual ("Executive"). As used herein, Pinnacle, Alvey, the Company, together with their respective direct or indirect subsidiaries, shall sometimes be referred to as the "Pinnacle Entities."

                                    RECITALS


     WHEREAS, Alvey purchased all the issued and outstanding capital stock of the Company pursuant to that certain Stock Purchase Agreement, dated August 6, 1993, by and among Executive, Pinnacle and Alvey, as amended (the "Stock Purchase Agreement");

     WHEREAS, contemporaneously with the purchase of the Company by Alvey, the Company and Executive entered into that certain Employment Agreement, dated as of December 14, 1993 (the "Employment Agreement"), pursuant to which Executive agreed to serve as President of the Company for a term of three years; and

     WHEREAS, each of the parties hereto desires to set forth certain mutual understandings and agreements regarding Executive's ongoing relationship with, and responsibilities to, the Company, Alvey and Pinnacle.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants herein contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. TERMINATION. Pursuant to Section 8(b) of the Employment Agreement, Executive's employment shall be terminated effective as of April 26, 1996 (the "Effective Date")


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and the Employment Agreement shall no longer be in force or effect as of such date except as provided herein; PROVIDED, HOWEVER, that the Company will continue to pay the base compensation and annual bonus compensation in accordance with Section 4 of the Employment Agreement, as modified by that certain Memorandum, dated February 28, 1995, from W. R. Michaels to Executive (the "Compensation Memorandum"), from the Effective Date through December 14, 1996 without regard to whether Executive does or does not obtain other employment or has other earnings or income from other sources. Executive hereby acknowledges and agrees that he is not be entitled to any additional compensation or other benefits from any of the Pinnacle Entities arising out of his termination or otherwise. Executive further acknowledges and agrees that this Memorandum constitutes timely notice of termination (or non-renewal) pursuant to Section 2 of the Employment Agreement. In addition, Executive acknowledges and agrees that (a) Section 3(a) of the Employment Agreement shall survive the termination of the Employment Agreement for a period of two years following the Effective Date notwithstanding the fact that Executive has been terminated "without cause" pursuant to Section 8(b) thereof and (b) he shall remain bound by, and subject to, Section 3(b) of the Employment Agreement through December 14, 1996.

     2. BONUS PAYMENT. Notwithstanding Section 4 of the Employment Agreement, that certain Compensation Memorandum or any other agreement or understanding, written or oral, the Company hereby agrees to pay to Executive on or before the Effective Date $35,000 as payment-in-full of any and all bonuses due to Executive for the 1995 fiscal year.

     3. RANGERS TICKETS. The Company hereby acknowledges and agrees that the tickets to the New York Rangers' games and the subscription renewal rights referred to in Section 5(c) of the Employment Agreement shall be the sole and exclusive property of Executive as of the Effective Date.

     4. AUTOMOBILE. On or before the Effective Date, Executive agrees to assume, and become responsible for, the Company's obligations for any automobile leased by the Company for Executive's business use pursuant to
Section 5(e) of the Employment Agreement (the "Automobile Lease"). Executive will indemnify, and hold the Pinnacle Entities harmless from

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and against, any and all claims, liabilities, obligations, promises, agreements, charges, complaints, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses, costs of investigation and attorneys' fees and expenses (collectively, "Claims"), that any of the Pinnacle Entities may incur or suffer from and after the Effective Date, by reason of the Automobile Lease.

     5. RESIGNATIONS. Executive hereby covenants and agrees to deliver to Pinnacle resignations in form and substance satisfactory to it from any and all offices and/or directorships held by Executive in any of the Pinnacle Entities which will become effective as of the Effective Date.

     6. LOAN REIMBURSEMENT. Subject to obtaining any requisite consents, Pinnacle hereby agrees to reimburse Executive on or before the Effective Date in an amount equal to the outstanding principal balance of the loans made by Executive pursuant to Section 6.05 of the Stock Purchase Agreement to the Employee Offerees (as defined in the Stock Purchase Agreement), plus accrued but unpaid interest thereon from December 14, 1995 through the Effective Date, as more particularly described on EXHIBIT A attached hereto (the "Management Loans"). On or before the Effective Date, Executive will execute and deliver an Assignment Agreement in form and substance reasonably satisfactory to Pinnacle pursuant to which Executive shall assign to Pinnacle all of his rights under any pledge agreements or other Encumbrances (as defined in the Stock Purchase Agreement) made by the Employee Offerees to Executive to secure payment of the Management Loans. In connection with the execution and delivery of the Assignment Agreement, Executive shall deliver to the Company the original share certificates (together with related stock powers executed in blank), the original promissory notes, the original pledge agreements and any other documentation relating to the terms and conditions of the Management Loans. As a result of such assignment, Pinnacle shall have a first priority lien on the shares of Common Stock securing the Management Loans. Executive hereby represents and warrants that (i) all payments contemplated by the Management Loans to have been made as of the date hereof have been made and (ii) the notes and related pledge agreements relating to the Management Loans as provided to Pinnacle hereunder have not been modified or amended, are in full force and effect and are not subject to any right of offset. It is understood and agreed that in the event that Pinnacle is unable to secure any requisite consents to its ability to perform its obligations pursuant to Section 6 of this Memorandum, the remaining provisions of this Memorandum shall nonetheless remain in full force and effect.

     7. ALEMBIC INSURANCE PROGRAM. Notwithstanding Section 6.03(d) of the Stock Purchase Agreement or anything else to the contrary, the parties hereto agree that the Company will no longer be obliged to, and will not, renew the insurance coverages currently maintained by the Company with or through the Alembic Insurance Program ("Alembic") upon its expiration as of June 30, 1996. Executive further acknowledges and agrees that he shall remain solely and fully responsible for, and shall timely satisfy, any and all obligations to the named beneficiary or any third parties in connection with that certain United Jersey Bank Standby Letter of Credit (No. 90912012) for the benefit of Alembic (as the same may be increased or decreased subsequent to the date hereof) which, as of the date hereof, is estimated to be approximately $418,000. Executive hereby covenants and agrees to defend and hold the Pinnacle Entities and each and all of their past and present stockholders, employees, officers, directors, agents, servants, representatives, attorneys, predecessors-in-interest and successors-in-interest harmless from and against any and all Claims that any of them may incur or suffer by reason of the insurance coverages maintained by Alembic or the Letter of Credit referred to above.

     8. NO EFFECT ON THE BORIGHT LEASE. Executive acknowledges and agrees that nothing contained herein shall amend, modify, alter or supplement the terms contained in Section 6.06 of the Stock Purchase Agreement relating to the lease of the Kenilworth facility from Boright.

     9.   MUTUAL RELEASE.

          (a) RELEASE BY EXECUTIVE. Except as otherwise provided herein, Executive, on behalf of himself and his executors, legatees, devisees, heirs, administrators, successors and assigns does hereby forever release and discharge each of the Pinnacle Entities and each and all of their past and present stockholders, employees, officers, directors, agents, servants, representatives, attorneys, predecessors-in-interest and successors-in-interest from any and all Claims including, without limitation, those arising out of (i) Executive's employment

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relationship with the Company or the termination of that relationship as contemplated hereby, (ii) the terms of any of the Employment Agreement, the Stock Purchase Agreement or the Amended and Restated Stockholders' Agreement among Pinnacle and its stockholders or (iii) Executive's status as a stockholder of Pinnacle or an officer and/or director of any of the Pinnacle Entities; PROVIDED, HOWEVER, that this release shall not extend to, and shall in no way limit or modify, obligations arising pursuant to this Memorandum. The foregoing release includes, but is not limited to, the release of any claim under the Age Discrimination in Employment Act of 1967, as amended, and any comparable state statute.

          (b) RELEASE BY THE PINNACLE ENTITIES. Except as otherwise provided herein, the Pinnacle Entities hereby release, remise, forever discharge and release Executive and his heirs, successors, attorneys and assigns from any and all Claims, including, without limitation, those arising out of (i) Executive's employment relationship with the Company or the termination of that relationship as contemplated hereby, (ii) the terms of any of the Employment Agreement, the Stock Purchase Agreement or the Amended and Restated Stockholders' Agreement among Pinnacle and its stockholders or
(iii) Executive's status as a stockholder of Pinnacle or an officer and/or director of any of the Pinnacle Entities; PROVIDED, HOWEVER, that this release shall not extend to, and shall in no way limit or otherwise modify,
(A) obligations arising pursuant to this Memorandum, (B) claims relating to Taxes (as defined in the Stock Purchase Agreement) other than those Taxes specifically referred to in Paragraph 2B of that certain letter, dated April 2, 1996, from Michael B. Tischman to Kenneth M. Doran, for which other Taxes Executive shall remain fully responsible for in the manner described in the Stock Purchase Agreement, (C) claims in any way relating to Environmental Conditions, Environmental Laws or Environmental Matters (in each case, as defined in the Stock Purchase Agreement) for which Executive shall remain fully responsible for in the manner described in the Stock Purchase Agreement, (D) any claims relating to an alleged breach of representation contained in Section 2.01 of the Stock Purchase Agreement and (E) any claims related, directly or indirectly, to fraudulent or criminal activities on the part of Executive.

     10. ACCESS TO INFORMATION. Executive hereby represents and warrants that, to the best of his knowledge, he has informed or otherwise provided the Pinnacle Entities with full and

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complete access to, and copies of, all relevant information and other relevant data relating to (a) the disputed hospital charges relating to the New Jersey DRG System referred to in Section 6.03(d)(i) of the Stock Purchase Agreement, (b) the resolution of the litigation matters referred to on
Schedule 2.16 of the Stock Purchase Agreement in a manner sufficient to determine its effect, if any, on the Deductible (as defined therein) pursuant to Section 6.03(d)(ii) of the Stock Purchase Agreement and (c) the Company's actual loss experience in relation to its bad debt reserve in order to determine its effect, if any, on the Deductible as contemplated by Section 9.02(a)(i) of the Stock Purchase Agreement.

     11. COOPERATION. Executive hereby covenants and agrees to cooperate fully with the Pinnacle Entities in an effort to ensure an orderly transition at the Company at all times through the Effective Date and from time to time thereafter through December 14, 1996.

     12. DISPUTE RESOLUTION. In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Memorandum, the dispute shall be resolved by arbitration in the State of New York in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any arbitration award may be entered by any state or federal court having jurisdiction thereof. The Arbitrator's decision in any such arbitration shall be final and binding.
The Arbitrator shall have no authority to award emotional distress or punitive damages for any action related to the subject matter of this Memorandum or a breach of this Memorandum. The parties intend this arbitration provision to be construed as broadly as possible. The prevailing party in any arbitration shall recover his, its or their costs and attorneys' fees.

     13. ENTIRE AGREEMENT. No promise, inducement or agreement other than that expressed herein has been made by either party with respect to the subject matter of this Memorandum. This Memorandum constitutes a single integrated contract expressing the entire agreement of the parties. This Memorandum supersedes all previous agreements, understandings, or promises, whether written, oral or implied. This Memorandum shall be construed fairly and not in favor of or against one party or parties as the draft. This

Memorandum has nothing to do with any future relations of the parties not covered by this Memorandum.

     14. HEIRS AND SUCCESSORS. This Memorandum and each of its provisions shall be binding on and shall inure to the benefit of the respective heirs, devisees, legatees, executors, administrators, trustees, successors and assigns of the parties to this Memorandum.

     15. INVALIDITY. If any term, provision or application of this Memorandum is held invalid or unenforceable, the remainder of this Memorandum and any application of the terms and provisions shall not be affected thereby, but shall remain valid and unenforceable.

     16. COUNTERPARTS; FACSIMILE SIGNATURES. This Memorandum may be executed in one or more counterparts and each such counterpart shall be considered an original and all such counterparts shall be deemed one and the same instrument. This Memorandum may be executed by facsimile, and such facsimile signatures shall be effective for all purposes.

     17. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, as follows:

          if to Executive, to:


          Mr. Donald J. Weiss
          50 East Hartshorn Drive
          Short Hills, New Jersey 07078
          Telecopier No.:  (201) 467-2451


          with a copy to:


          Sills Cummis Zuckerman Radin
            Tischman Epstein & Gross, P.A.
          One Riverfront Plaza
          Newark, New Jersey 07102-5400
          Attention:  Simon Levin, Esq.
          Telecopier No.:  (201) 643-6500
          if to the Company, Alvey or Pinnacle, to:


          Pinnacle Automation, Inc.
          101 S. Hanley Road
          Suite 1300
          St. Louis,  Missouri  63105
          Attention:  Mr. William R. Michaels
                      Chief Executive Officer
          Telecopier No.:  (314) 863-5778


          with a copy to:


          Gibson, Dunn & Crutcher
          333 South Grand Avenue
          Los Angeles, California 90071-3197
          Attention:  Kenneth M. Doran, Esq.
          Telecopier No.:  (213) 229-7520

or at such other address for a party as shall be specified by like notice. Notices on behalf of a party may be signed and transmitted in accordance with this Section 17 by an attorney for such party.

     18. GOVERNING LAW. This Memorandum shall be construed in accordance with and governed by the laws of the State of New Jersey applicable to agreements made and to be performed wholly within such jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed on the respective dates set forth below.

April 5, 1996                    "PINNACLE"

                                 PINNACLE AUTOMATION, INC.


                                 By:  /s/ WILLIAM R. MICHAELS
                                    --------------------------------------
                                       William R. Michaels,
                                       Chairman of the Board and Chief
                                        Executive Officer


April 5, 1996                    "ALVEY"

                                 ALVEY SYSTEMS, INC.


                                 By:  /s/ WILLIAM R. MICHAELS
                                    --------------------------------------
                                       William R. Michaels,
                                       Chairman of the Board and Chief
                                        Executive Officer


April 5, 1996                    "THE COMPANY"

                                 WHITE STORAGE & RETRIEVAL SYSTEMS, INC.


                                 By:  /s/ WILLIAM R. MICHAELS
                                    --------------------------------------
                                       William R. Michaels,
                                       Senior Vice President


April 5, 1996                    "EXECUTIVE"


                                 /s/ DONALD J. WEISS
                                ------------------------------------------
                                       Donald J. Weiss, an individual

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                                   EXHIBIT A

                                                               OUTSTANDING
NAME                     NO. OF COMMON SHARES               PRINCIPAL BALANCE
- ----                     --------------------               -----------------

John Costanzo                    1,153                            $25,000
Michael J. Doty                  2,000                             31,280
Rick Frye                        1,153                             25,000
Donald Gonzales                    865                             12,750
Terence Hinton                     865                             18,750
Steve Martyn                     1,153                             10,000
Joseph Penza                       865                              3,750
George Lynwood Rosser            1,153                             25,000
Charles Scagliozzi                 865                             18,750
Edmund Stanevicius               1,500                             37,500
Zoya Van Every                     865                             28,750
                               -------                           --------
TOTAL...................        12,437                           $236,530
                               -------                           --------
                               -------                           --------



                                           A-1